AMENDED EMPLOYMENT AGREEMENT
                                     BETWEEN
                                 INNOVACOM, INC.
                                       AND
                                   MARK C. KOZ


        THIS AGREEMENT is entered into as of the _____ day of April, 1998, by and between InnovaCom, Inc., a Nevada corporation (hereafter referred to as "Employer") and Mark C. Koz, an individual (hereafter referred to as "Employee")(the "Agreement").
        WHEREAS, Employer and Employee wish to amend that certain Employment Agreement entered into between them as of May 15, 1997.
        NOW, THEREFORE, in consideration of this premise and for valuable consideration including the mutual promises contained in this Agreement, the parties agree to the following terms and conditions.

                                      TERM OF EMPLOYMENT

Section 1.01. Employment and Term. Employer hereby employs Employee and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, from May 1, 1998 until May 15, 2002 or until the employment relationship is sooner terminated by either party in accordance with the terms of this Agreement.

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Section 1.02.  "Employment Term" Defined.  As used in this
Agreement, the phrase "Employment Term" refers to the entire period of employment of Employee by Employer hereunder.

                         DUTIES OF EMPLOYEE AS SENIOR VICE PRESIDENT,
                      CHIEF TECHNICAL OFFICER AND CHAIRMAN OF THE BOARD

Section 2.01. General Duties. Employee shall serve as the Senior Vice President, Chief Technical Officer and Chairman of the Board of InnovaCom, Inc., a Nevada Corporation. In his capacity as Senior Vice President and Chief Technical Officer of Employer, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the new products research and development activities of Employer, subject at all times to the overall direction of the Employer's Chief Executive Officer and the policies and directions set by Employer's Board of Directors (the "Board"). The Employee shall develop an annual plan and budget for new product research and development which shall be submitted to the Board for approval. To the extent not inconsistent with Employer's articles and bylaws, Employee shall preside at all meetings of Employer's stockholders and at all meetings of the Board. Employee shall also have such other powers, duties and responsibilities as may be prescribed by the Board and the Employer's corporate articles and bylaws. Finally, Employee shall serve as a director of the Employer and on the Executive Committee of the Board, if one



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exists now or in the future,  and shall be nominated as a director as one of the
Boards' slate of directors from year to year and subject only to the continued approval of the stockholders of Employer as required by law.

Section 2.03. Passive Investments and Endeavors. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required of Employee under this Agreement. However, Employee shall not directly or indirectly acquire, during the Employment Term, a controlling interest in any business competing with the business of Employer without the prior consent of the Board.

                                   OBLIGATIONS OF EMPLOYER

Section 3.01. General Obligations. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursements specified elsewhere in this Agreement. Employer shall also provide Employee with an office located in Santa Clara, California, stenographic help, office equipment, a cellular phone, supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of his duties. Employer may not change the domicile of Employee's office without Employee's prior consent.



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Section  3.02.  Indemnification.  Employer  shall  indemnify  and hold  Employee harmless for any actions taken or decisions made by him in good faith while performing services in his capacity as an employee, officer and director of Employer during the Employment Term. To the extent permitted by law, Employer shall pay, indemnify and hold Employee harmless from any liability, cost or expense (including, without limitation, reasonable attorneys' fees) incurred by him in the defense of any claim, proceeding or action arising out of his performance of services for Employer or out of his status as an officer and director of Employer. Employer will use its best efforts to obtain coverage for Employee under any insurance now in force or hereafter obtained during the term of this Agreement covering any employee, officer or director of Employer. Notwithstanding the foregoing, Employer does not intend to and shall not indemnify Employee against any act or omission by him constituting fraud, willful misconduct or gross negligence.

                                   COMPENSATION OF EMPLOYEE

Section 4.01. Annual Salary. As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of two hundred forty thousand dollars ($240,000) per annum, payable not less frequently than the regular payroll schedule of Employer during the Employment Term.

Section 4.02. Annual Increases. Employee shall receive such annual increases in salary as may be determined by the Board in its sole discretion. Notwithstanding the foregoing, Employee shall be entitled to a seven percent (7%) cost of living increase annually for the period through May 15, 2000, at which time the Board, in its sole discretion, may change the amount of the annual cost of living increase.

Section 4.03. Tax Withholding. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

Section 4.04. Vehicle Allowance. As additional compensation to the Employee, Employer shall pay to Employee a vehicle allowance of one thousand five hundred dollars ($1,500) per month during the Employment Term.

Section 4.05 Whole Life Policy. The Company shall purchase and provide Employee with a $2,000,000.00 Whole Life Insurance policy on the life of Employee, payable to Employee's designated beneficiaries. Upon expiration or termination of this Agreement, said policy, together with any accumulated cash value shall become the sole and exclusive property of Employee.

Section 4.06.  Intellectual Property.  Compensation to be paid by
Employer to Employee for intellectual property created by Employee shall be governed by a separate agreement between the Employee and Employer.

                                      EMPLOYEE BENEFITS

Section 5.01. Annual Vacation. Employee shall be entitled to thirty (30) days vacation time each year without loss of compensation. Accrued unused vacation shall accumulate from year to year up to a maximum of sixty (60) days.

Section 5.02. Illness. Employee shall be entitled to thirty (30) days per year as sick leave with full pay. Sick leave may be accumulated from year to year up to a maximum of one hundred eighty (180) days and may be used only during periods of bona fide illness.

Section 5.03. Employee Benefits Generally. During the Employment Term, Employee shall be entitled to participate in and to receive benefits from all present and future accident, disability, medical, dental and similar plans, pension plans, savings plans, profit sharing plans, stock option plans or other similar employee benefit plans available generally to all other officers or employees of Employer. The amount and extent of these benefits, including employee-paid premiums, co-payments and deductibles, shall be governed by the specific benefit plan, as it may be amended from time to time.

                                      BUSINESS EXPENSES

Section 6. Reimbursement of Business Expenses. Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Employer. Employee shall furnish to Employer adequate records and other documentary evidence required by federal and state tax statutes and regulations for the substantiation of each such expenditure prior to reimbursement.

                                  TERMINATION OF EMPLOYMENT

Section 7.01. Termination for Cause. Employer reserves the right to terminate this Agreement upon: (a) Employee's willful and continued failure to substantially perform his duties with Employer (other than such failure resulting from his incapacity due to physical or mental illness) after there is delivered to Employee by the Board of Directors, a written demand for substantial performance which sets forth in detail the specific respects in which the Board believes Employee has not substantially performed his duties, and giving Employee not less than thirty (30) days to correct the deficiencies specified in the written demand, (b) Employee's willful engagement in gross misconduct as determined by the Board which is materially and demonstrably injurious to Employer, or (c) Employee's commission of a felony or an act of fraud against Employer or its affiliates. No act, or failure to act, by Employee shall be considered "willful" if done, or omitted to be done, by Employee in good faith and with the reasonable belief that the act or omission was in the best interest of Employer and/or required by applicable law. Anything contained in this Section 7.01 to the contrary notwithstanding, Employee shall not be deemed to have been terminated for cause for purposes of Sections (a) or (b) of this Section 7.01 unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of conduct set forth in Sections (a) or (b) of this Section 7.01 and specifying the particulars thereof in detail. Termination under this Section 7.01 shall be considered "for cause" for the purposes of this Agreement.

Section 7.02. Termination Without Cause. This Agreement shall terminate upon the death of Employee. Employer reserves the right to terminate this Agreement after three (3) continuous months of physical or mental disability suffered by Employee that would prevent the performance of Employee's duties under this Agreement. Such a termination shall be effected by giving thirty (30) days written notice of termination to Employee. Notwithstanding anything else to the contrary, physical or mental disability shall not include periods of bona fide illness for which Employee is entitled to sick leave pursuant to Section 5.02 of this Agreement. Other than on death or upon the physical or mental disability of Employee, Employer reserves the right at any time to terminate this Agreement upon sixty (60) days written notice to Employee which notice shall include a copy of the resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for that purpose and, in such an event, Employee shall be paid his severance benefit hereinafter provided.

Section 7.03. Termination by Employee. Employee may terminate this Agreement at any time upon sixty (60) days written notice to Employer. Other than upon Employee's termination of this Agreement pursuant to Section 7.05, Employer shall not be obligated to pay any severance benefit if Employee terminates this Agreement pursuant to this Section 7.03.

Section 7.04.  Severance Benefit Upon Termination Without Cause.
Notwithstanding any other provision of this Agreement, if

Employer terminates this Agreement other than for cause as defined in Section 7.01, Employer shall pay Employee a lump sum cash payment equal to one years annual salary as provided for in this Agreement, or Employee's then current rate of compensation, whichever is greater.

Section 7.05. Severance Benefit Upon Change in Control. Notwithstanding any other provision of this Agreement, if Employer terminates this Agreement for any reason, other than "for cause" pursuant to Section 7.01, within six months of a "change of control" as hereinafter defined, Employer shall pay Employee a lump sum cash payment equal to three years annual salary as provided for in this Agreement, or Employee's then current rate of compensation, whichever is greater. Notwithstanding any other provision of this Agreement, if Employee terminates this Agreement within six months following a "change of control," as hereinafter defined, as a result of Employee's determination, in his sole and complete discretion, that the policies and procedures of the Board of Directors of Employer are unacceptable to Employee, Employer shall pay Employee a lump sum cash payment equal to one year of Employee's annual salary as provided for in this Agreement, or Employee's then current rate of compensation, whichever is greater. For the purposes of this Section 7.04, a "change of control" shall mean an event involving one transaction or a related series of transactions, in which
(i) the Employer issues securities equal to 51% or more of the issued and outstanding capital stock of Employer to any individual, firm, partnership or other entity, including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, (ii) the Employer issues securities equal to 51% or more of the issued and outstanding capital stock of Employer in connection with a merger, consolidation or other business combination, (iii) the Employer is acquired in a merger or other business combination transaction in which the Employer is not the surviving corporation, or (iv) 51% or more of the Employers' consolidated assets or earning power are sold or transferred.

Section 7.06. Noncompetition. If the Employee services with the Company are terminated pursuant to paragraph 7.01(a), in further consideration for this Agreement, the Employee agrees that for a period of two years following termination, Employee will not engage, directly or indirectly, either personally or as an employee, associate, partner, manager, agent or otherwise, or by means of any corporation or other entity which is in competition with the Company at the date of such termination, in any territory within a radius of 50 miles of any city in which the Company does business or has customers.

                                      GENERAL PROVISIONS

Section 8.01. Notices. Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

               EMPLOYER                     InnovaCom, Inc.
                                            3400 Garrett Drive
                                            Santa Clara, CA 95054

               EMPLOYEE                     Mark Koz
                                            18324 Purdue
                                            Saratoga, CA 95070


Any party may change the address at which notice is to be provided by providing a written notice to the other party specifying a new address. Notices delivered personally or by facsimile transmission shall be deemed communicated as of the date of actual receipt; notices mailed shall be deemed communicated as of the third day after mailing.

Section 8.02.  Arbitration.  Any controversy between Employer and
Employee involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall on the written request of either party which is served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the American Arbitration Association. Employer and Employee shall each appoint one person who shall then choose a third person, all three of which shall hear and determine the dispute. The decision of the arbitrators shall be final and conclusive upon both parties.

Section 8.03. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

Section 8.04. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement shall be valid or binding on either party.

Section 8.05. Modification. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

Section 8.06. Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions, of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other time.

Section 8.07. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 8.08. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 8.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall constitute one instrument.
//
/

        IN WITNESS WHEREOF, the Employer and Employee have duly executed this Employment Agreement as of the day and year first above written.
                                            EMPLOYER

                                            InnovaCom, Inc.



                                            By:    F. James Anderson
                                            Its: Director of Strategic Planning




                                            EMPLOYEE




                                            Mark C. Koz, an individual